Filed Pursuant to Rule 424(b)(5)

Registration No. 333-278175

PROSPECTUS SUPPLEMENT
(To prospectus dated May 31, 2024)

INDONESIA ENERGY CORPORATION LIMITED

Up to $7,900,000

Ordinary Shares

This prospectus supplement supplements certain information contained in the prospectus supplement (the “First ATM Prospectus Supplement”) and its accompanying prospectus (the “Base Prospectus”), dated May 31, 2024, the prospectus supplement dated December 18, 2024 (the “Second ATM Prospectus Supplement”), and the prospectus supplement dated June 16, 2025 (the “Third ATM Prospectus Supplement,” together with the First ATM Prospectus Supplement and the Base Prospectus, the Second ATM Prospectus Supplement, this prospectus supplement and the information incorporated by reference herein and therein, the “ATM Prospectus”), relating to the offer and sale of our ordinary shares, par value $0.00267 per share (the “Ordinary Shares”), through H.C. Wainwright & Co., LLC (“Wainwright”), as sales agent, in transactions that are deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, pursuant to the At the Market Offering Agreement with Wainwright dated as of July 22, 2022 (as amended on March 22, 2024, the “ATM Agreement”). You should carefully read the entire ATM Prospectus, including this prospectus supplement, and all filings (including our annual report on Form 20-F for the year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) on April 30, 2025 (“2024 Annual Report”), and the Form 6-Ks filed with the SEC on May 29, 2025, July 29, 2025, September 30, 2025 and January 2, 2026, respectively) and a press release (disseminated on January 9, 2026) incorporated herein by reference, before investing in our Ordinary Shares. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the First ATM Prospectus Supplement, the Second ATM Prospectus Supplement, the Third ATM Prospectus Supplement, and any future amendments or supplements thereto and hereto.

We are subject to the offering limits set forth in General Instruction I.B.5 of Form F-3. As of February 4, 2026, the aggregate market value of our outstanding Ordinary Shares held by non-affiliates was approximately $42,408,438, which we calculated based on 14,987,474 outstanding Ordinary Shares, of which 9,023,072 shares were held by non-affiliates, and a price per share of $4.70 on January 27, 2026, which was the highest closing price of our Ordinary Shares on the NYSE American within the 60 days preceding the filing of this prospectus supplement. During the 12 calendar months prior to and including the date of this prospectus supplement, we have sold $6,213,569.45 of Ordinary Shares pursuant to General Instruction I.B.5 on Form F-3 as noted above. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell securities in public primary offerings on Form F-3 with a value exceeding one-third of our public float (as defined by General Instruction I.B.5) in any 12-calendar month period so long as our public float remains below $75.0 million.

We are filing this prospectus supplement to amend the ATM Prospectus to increase the maximum amount of Ordinary Shares that we are eligible to sell pursuant to the ATM Agreement under General Instruction I.B.5 of Form F-3. As a result of those limitations, the aggregate amount available for sale by us under the ATM Agreement is approximately $7,922,577. Under this prospectus supplement, we are registering the offer and sale of up to an additional $7,900,000 of Ordinary Shares pursuant to the ATM Agreement, including $637.01 of Ordinary Shares from the Third ATM Prospectus Supplement that were unsold prior to the date hereof.

The Ordinary Shares are traded on The NYSE American under the symbol “INDO.” The last sale price of the Ordinary Shares on February 4, 2026, the last trading day immediately prior to the filing of this prospectus supplement, was $3.79 per share on The NYSE American.

Investing in our Ordinary Shares is speculative and subject to significant risks. You should also carefully consider the information set forth under the sections entitled “Risk Factors” on page S-5 of the First ATM Prospectus Supplement, page 2 of the Base Prospectus and in our 2024 Annual Report, which is incorporated by reference into the ATM Prospectus, as well as in our subsequent filings with the SEC that are incorporated into the ATM Prospectus, before investing in our Ordinary Shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS ACCURATE, TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 5, 2026.